EXHIBIT 10.2

                      MASTER MANAGEMENT AGREEMENT


THIS MASTER MANAGEMENT AGREEMENT (this "Agreement"), made as of January 1, 2000, by and between REALTY INCOME CORPORATION, a Maryland corporation, having an office at 220 West Crest Street, Escondido, California 92025 ("RI"), and CREST NET LEASE, INC., a Delaware corporation, having an office at 220 West Crest Street, Escondido, California 92025 ("Crest Net"). All capitalized terms that are not defined herein shall have the meanings set forth on the list of definitions attached hereto as Exhibit I.

                               RECITALS

WHEREAS, Crest Net intends to seek out and buy properties that meet certain investment criteria;

WHEREAS, RI's officers, employees and contractors are experienced in the business of real estate acquisition and management; and

WHEREAS, Crest Net desires to obtain certain administrative and other services from RI in connection with the (i) identification of properties suitable for acquisition by Crest Net, (ii) management, operation, supervision and maintenance of properties it acquires, and
(iii) sale of the properties it acquires, RI desires to render such services, as more fully described herein, on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual promises and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                               ARTICLE 1

                         ACQUISITION SERVICES

1.1 Acquisition Services. RI shall provide to Crest Net certain services relating to the identification of Suitable Acquisitions, Due Diligence with respect to Suitable Acquisitions and other Properties approved by Crest Net, and the negotiation and documentation of Property acquisitions, including those services described in this
Article 1 (collectively the "Acquisition Services").

1.2 Identification of Suitable Acquisitions. RI shall, in the ordinary course of its business, seek to identify Properties that in the good faith judgment of RI constitute Suitable Acquisitions. RI is

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under no obligation to Crest Net to identify, offer or provide any information regarding any Properties that are also suitable Properties for RI's portfolio, as determined in RI's sole discretion.

1.3  Procedures Upon Identification of Suitable Acquisitions.

     (a) RI shall promptly inform Crest Net whenever it identifies a Suitable Acquisition.

     (b)  RI shall promptly assemble the Suitable Acquisition
          Information relating to such Suitable Acquisition and deliver it to Crest Net.

     (c) Together with delivery of the Suitable Acquisition Information, RI shall deliver a notice to Crest Net that
          (i) all the Suitable Acquisition Information relating to such Potential Suitable Acquisition has been or is simultaneously being delivered to Crest Net and (ii) upon receipt by Crest Net of such notice, the Due Diligence Period applicable to such Suitable Acquisition will begin to run.

     (d) Prior to and during the Due Diligence Period relating to any Suitable Acquisition, RI shall perform Due Diligence relating to Crest Net's potential purchase of such Suitable Acquisition that it deems necessary or appropriate. As promptly after receipt, but no later than ten (10) days prior to the end of the applicable Due Diligence Period, RI will deliver to Crest Net a copy of all the existing leases for the Suitable Acquisition that are in RI's possession or are reasonably available to RI and any other information that is in RI's possession or is reasonably available to RI that Crest Net has previously requested in writing from RI that is reasonably necessary to determine whether the Suitable Acquisition meets Crest Net's investment criteria. To the extent that RI obtains third party reports relating to such Suitable Acquisition, RI shall promptly deliver copies of such reports to Crest Net. To the extent RI obtains information about a materially adverse condition of such Suitable Acquisition (including, without limitation, a Terminable Defect) or information that leads it to believe that any Suitable Acquisition Information previously delivered was materially inaccurate, RI shall promptly notify Crest Net of such condition or inaccuracy (which notification obligation, and the obligation to deliver third party reports pursuant to the preceding sentence, shall continue after the end of the applicable Due Diligence Period to and including the closing of the acquisition of such Suitable Acquisition, if Crest Net gives an Acquisition Approval Notice with respect to such Suitable Acquisition).



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     (e)  At any time on or prior to the last day of the Due Diligence
          Period applicable to any Suitable Acquisition, Crest Net may deliver an Acquisition Approval Notice to RI with respect to such Suitable Acquisition.

     (f) If Crest Net does not give an Acquisition Approval Notice with respect to any Suitable Acquisition prior to the completion of the Due Diligence Period, then RI shall have no further obligation to Crest Net in connection with such Suitable Acquisition.

1.4 Acquisition Negotiation and Documentation. Crest Net shall be responsible for negotiating the terms of its purchase of any Property. RI shall, at Crest Net's request, assist Crest Net in such negotiations. RI shall assist Crest Net in preparing and reviewing documents related to such acquisitions.

1.5 Other Properties. Nothing in this Article 1 shall preclude RI from identifying to Crest Net any Property which it believes may be appropriate for Crest Net but may not meet all of the criteria set forth on Exhibit III. If RI identifies a Property to Crest Net that does not meet all of the criteria set forth on Exhibit III, Crest Net shall, in its sole discretion, provide notice to RI not later than five (5) days after RI identifies such Property to Crest Net (i) directing RI to proceed with Due Diligence on such Property on Crest Net's behalf, in which case the procedures set forth in section 1.2 shall apply, or (ii) informing RI that it is not interested in pursuing such Property, in which case RI shall have no further obligation to Crest Net in connection with such Property.

                               ARTICLE 2

                     PROPERTY MANAGEMENT SERVICES

Crest Net shall appoint RI, or cause RI to be appointed, as the Property Manager of each and every Property acquired by Crest Net during the term of this Agreement (each, a "Crest Net Property"), regardless of whether such Property was initially identified by RI or was acquired without the involvement of RI. RI shall provide those property management services as mutually agreed between the parties and listed and describe in writing on a schedule which shall be signed and dated by both parties and attached to this Agreement. Any services listed on such a schedule shall become "Property Management Services" for the purposes of this Agreement. At least annually the parties shall review and modify as appropriate the scope and description of the Property Management Services.







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                               ARTICLE 3

                        ADMINISTRATIVE SERVICES

3.1 General. RI shall, as mutually agreed from time to time by RI and Crest Net, provide certain administrative services to Crest Net including those listed in this Article 3 (collectively the "Administrative Services"). Any services in addition to those specified in this Article 3 which the parties mutually agree RI shall provide to Crest Net shall be listed and described in writing on a schedule which shall be signed and dated by both parties and attached to this Agreement. Any services listed on such a schedule shall become part of the Administrative Services for the purposes of this Agreement. At least annually the parties shall review and modify as appropriate the scope and description of the Administrative Services.

3.2 Accounting. RI shall (i) establish and maintain on an accrual basis in accordance with generally accepted accounting principles ("GAAP"), consistently applied, accurate and complete books of account with proper entries of all receipts, income and disbursements pertaining to Crest Net, and (ii) establish and maintain such other books, accounts and records as Crest Net reasonably requests RI to maintain (the books, accounts and records described in clauses (i) and (ii) are collectively referred to as the "Books and Records"). The Books and Records shall be and remain the property of Crest Net and shall be available to Crest Net and its representatives for inspection at any time during regular business hours at RI's main office as set forth in the preamble to this Agreement or at such other place or places as are approved by Crest Net.

3.3  Financial Controls and Auditing.  RI shall:

     (a) Establish systems of internal control for receipt and disbursement of funds, materials, supplies and other assets;

     (b) Establish internal financial controls to maintain the integrity of records and to promote efficiency;

     (c) As necessary, coordinate and assist Crest Net with its external audits;

     (d) Prepare budgets and financial projections for Crest Net at least annually; and

     (e) Maintain the relationship with outside auditors and public accountants.

3.4 Tax Reporting. RI shall prepare information to be presented to outside accountants who will prepare Crest Net's federal, state and local tax returns, including quarterly tax estimates, to the extent required. Crest Net will be responsible for the costs of its annual audit and preparation of tax returns by outside accountants.

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3.5  Cash Management and Finance.  RI shall provide cash management and assistance with financing including arrangements for bank credit lines, long-term strategic planning for debt financing and development of temporary investment programs.

3.6 Human Resources. RI shall be responsible for the Human Resources requirements of Crest Net, including, but not limited to:

     (a) All responsibilities associated with operating and maintaining the payroll system for Crest Net employees
          (Crest Net will be responsible for external payroll system costs);

     (b) Assisting in compliance with new and existing employee legal requirements, including the Americans with Disabilities Act, EEOC matters, and sexual harassment; and

     (c) All responsibilities associated with operating any benefits system that Crest Net, in its sole discretion, offers to Crest Net employees.

     (d) Crest Net shall be solely and exclusively responsible for funding employee salaries and any benefit system it offers to its employees. Nothing in this section is intended to create any obligation or duty of RI to contribute to or fund in any manner any employee's salary or benefits for Crest Net employees.

3.7 Management Information Systems. RI shall be responsible for the MIS requirements of Crest Net, including, without limitation, data processing, maintaining computer systems, information storage and establishing Internet web sites and intranet systems. Crest Net will be responsible for the costs of repairs and replacement of it computer systems or software and web site design.

3.8 Risk Management. RI shall provide a risk management program to review possible loss exposures for Crest Net, recommend efficient methods of protection either through the purchase of insurance, self-insurance or other risk management techniques and arrange for the purchase of insurance coverage. In addition, RI shall:

     (a) Assist in the establishment of safety and security programs to avoid or minimize risk and loss;

     (b) Supervise investigation procedures, review claims, negotiate and assist in, and evaluate proposals for, settlements;

     (c) Secure, at Crest Net's expense, a commercial general liability policy in the amount determined by RI; and




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     (d)  Secure, as reasonably determined, at Crest Net's expense, policies for auto, crime, fiduciary, property, group travel, employment practices, workers' compensation insurance, directors and officers liability and/or umbrella liability.

3.9 Legal Services. RI shall have its internal staff perform or arrange for legal services requested by Crest Net. Internal legal services shall be billed at the rates set forth on Exhibit II. Legal Services performed by outside law firms shall be billed at the rates charged by those firms.

                               ARTICLE 4

                             COMPENSATION

4.1 Compensation for Acquisition Services, Property Management Services and Administrative Services. As consideration for the Acquisition Services, Property Management Services and Administrative Services provided hereunder, Crest Net shall pay to RI an amount as set forth below:

     (a) RI shall use its good faith efforts in allocating the time its employees and contractors devote to performing services on behalf of Crest Net. On services that are billed on an hourly basis, RI shall bill the time spent by its professional staff or contractors at the rates set forth in
          Exhibit II. RI shall update such Exhibit from time to time. Employees or contractors not identified in Exhibit II will be billed at their hourly rate, if the employee or contractor is paid by the hour, or according to the rate RI charges, or would charge, a third party for the same services, if the employee or contractor is paid a salary. The hourly rates of all employees and contractors providing services hereunder shall at all times be commercially reasonable and competitive. On services that are billed based upon an individual property acquisition or a percentage of revenue, RI shall bill such services at the rates set forth in Exhibit II. RI shall update Exhibit II from time to time. The rates and percentages charged shall at all times be commercially reasonable and competitive.

     (b) RI shall also charge Crest Net its cost for all incidental and out-of-pocket costs and expenses incurred in providing Acquisition, Property Management Services and Administrative Services, including, but not limited to reasonable travel and living expenses, supplies, charges for all long distance telephone calls, and document reproduction.

4.2 Legal Services. Crest Net shall compensate RI for any legal services provided to it in accordance with this Section 4.2. Attached hereto as Exhibit II is a list of (x) RI's internal legal staff that will be performing legal services and (y) the hourly rate that will

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initially be charged to Crest Net for each staff member.  RI shall update such list from time to time, and the hourly rates of all legal staff members providing legal services shall at all times be commercially reasonable and competitive. Fees and expenses incurred with respect to outside counsel will be passed through to Crest Net.

4.3 Invoices. RI shall provide a reasonably detailed invoice to Crest Net, within twenty (20) days after the end of each month, for all Administrative and Acquisition Services provided in such month, which invoice shall be accompanied by such corroborating documentation as Crest Net may reasonably request from time to time. Amounts payable under this Article 4 shall be paid in arrears on or before the last day of the month in which Crest Net receives such invoice; provided, however, that if the invoice is not timely sent by RI, the amounts payable shall be due twenty five (25) days after the invoice is actually sent by RI. If RI does not receive payment of any amount due within the time provided for payment, such unpaid amount, after second notice, shall bear interest at a rate equal to the lesser of
(i) the annual "prime" or "reference" rate then in effect by Bank of America or (ii) the maximum rate permitted by applicable law from and including the date on which payment should have been made until but excluding the date on which payment is made.

4.4 Obligation to Pay. The fees and reimbursements provided for in this Article 4 shall be in addition to other fees and reimbursements provided for elsewhere in this Agreement. Crest Net shall be responsible for compensating RI for its costs and expenses incurred under Article 1 regardless of whether Crest Net has obtained fee title to a Property identified to it by RI.

                               ARTICLE 5

                     ASSIGNMENT AND SUBCONTRACTING

5.1 Assignment. This Agreement and the rights and obligations hereunder shall not be assigned by any party hereto without the prior written consent of the other party hereto except as and to the extent expressly permitted hereunder. Notwithstanding the foregoing, RI may assign this Agreement in its entirety to any of its Subsidiaries.

5.2 Subcontracting. RI may engage one or more companies or persons, including Affiliates or Subsidiaries of RI, to perform any one or more of the services to be performed hereunder by RI; provided, however, that RI shall not be released from its obligations hereunder by virtue of such subcontracting.

                               ARTICLE 6

                         TERM AND TERMINATION

6.1 Term. The term of this Agreement shall commence on the date first stated above and shall continue until midnight on the date

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preceding the second anniversary of the date hereof, unless this
Agreement shall be terminated in its entirety and the obligations of the parties hereunder shall sooner cease and terminate in their entirety, as hereinafter provided. However, the term of this Agreement shall automatically extend for one-year periods unless either Crest Net or RI provides the other with at least three (3) months written notice of its intention to terminate this Agreement.

6.2 Termination Upon Breach. If either party shall commit a breach of this Agreement (the "Breaching Party"), the other party (the "Non-Breaching Party") may serve written notice upon the Breaching Party, which notice shall set forth the details of such alleged breach. The party to whom the notice is sent shall, within thirty (30) days after its receipt of said notice, cure such breach; provided, however, that if (x) the breach is a non-monetary breach and cannot reasonably be cured within a thirty (30) day period and (y) the breaching party commences action necessary to cure such breach within the thirty (30) day period and thereafter prosecutes such cure with due diligence, then the period of time within which such breach may be remedied shall be extended so long as the breaching party continues to prosecute the cure with due diligence. If the Breaching Party fails to cure the breach within the applicable cure period (a "Breach Event"), then the Non-Breaching Party may terminate this Agreement in its entirety. Termination of this Agreement by the Non-Breaching Party shall be a distinct, separate and cumulative remedy and shall not operate to exclude or deprive the Non-Breaching Party of any other right or remedy allowed it at law or in equity or elsewhere in this Agreement.

6.3 Termination due to Insolvency. If, at any time during the term of this Agreement there shall be filed against RI or Crest Net in any court, pursuant to any statute either of the United States or any state, a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee of all or a portion of the property of RI or Crest Net, and such petition is not discharged within thirty (30) days after the filing thereof, or if RI or Crest Net makes an assignment for the benefit of creditors, or petitions for or enters into an arrangement, or permits this Agreement to be taken under any writ of execution or attachment, then in any of such events, the party who is not subject to the above-mentioned action(s) hereto shall have the right to terminate this Agreement by giving written notice, by certified mail, effective as of a particular date specified in the notice.

6.4 Termination due to Risk to REIT Status. If RI shall determine in good faith that RI's retention under any provision of this Agreement pursuant to which it receives compensation shall or may deprive RI of any material benefits appurtenant to RI's qualification as a real estate investment trust ("REIT") under all applicable laws, including, without limitation, the Internal Revenue Code of 1986, as amended from time to time, then RI may, upon thirty (30) days notice to Crest Net, terminate such provision of this Agreement to the extent necessary for RI to avoid the deprivation of such benefits (it being agreed that if

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RI's waiver of its right to receive any compensation to which it is entitled under this Agreement is necessary in order for RI not to be so deprived of such material benefits appurtenant to RI's qualifi-cation as a REIT, then (x) RI shall waive its right to receive such compensation to the extent that, and for so long as, such waiver will result in RI not being so deprived, and (y) for so long as such waiver shall result in RI not being so deprived, RI shall have no right to terminate the applicable provision of this Agreement pursuant to this paragraph provided, however, in the event RI is required to waive its right to receive compensation pursuant to this paragraph, RI shall have the right to either (i) assign such provision, provided that RI guarantees the duties and liabilities of the assignee under this Agreement or (ii) terminate the provisions of this Agreement provided that a replacement party reasonably acceptable to Crest Net has been hired to replace RI and provide the services required under this Agreement; and for so long as such assignment shall result in RI not being so deprived, RI shall have no right to so terminate the applicable provision of this Agreement). For purposes of the foregoing, the determination as to whether RI will be deprived of benefits appurtenant to its qualification as a REIT shall be made by RI in its reasonable discretion.

6.5 Effect of Termination. Upon any termination of this Agreement in whole, all of the obligations of any party hereto thereafter accruing shall terminate immediately, except for any obligations that expressly survive such termination.

                               ARTICLE 7

                              ARBITRATION

7.1 Procedure. All claims, disputes and other matters in question between the parties arising out of or relating to this Agreement or the breach thereof may be decided by arbitration in San Diego County, California in accordance with rules of the American Arbitration Association then applying. Either party may request arbitration at any time after first attempting to resolve the matter in good faith with the other party. Notice of the request for arbitration shall be filed in writing with the other party to this Agreement and the American Arbitration Association within a reasonable time after the claim, dispute or other matter in question has arisen, and in no event shall it be made after the date when institution of legal or equitable proceedings based upon such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Unless the other party, within ten (10) days of the receipt of such notice, sends to the claimant a written objection to such arbitration proceedings, then both parties shall be deemed to have elected to arbitrate such dispute. In the absences of such agreement, either party may resort to judicial proceedings.

7.2 Awards. In rendering any award, the arbitrator or arbitrators shall not deviate from or add to the provisions of this Agreement.

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The award rendered in the arbitration shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof. Reasonable costs, expenses and fees (including, without limitation, attorneys' fees) of the prevailing party in such arbitration shall be assessed against the non-prevailing party in the award.

7.3 Continued Performance. RI shall continue to carry on its obligations hereunder during any arbitration proceedings, and Crest Net shall continue to make payments to RI in accordance with the terms of this Agreement (which payments may be made to a court registry or escrow agent if Crest Net disputes its obligations to make the same), unless the matter in dispute concerns the termination of this Agreement, in which event the parties must expressly agree in writing that the parties shall continue to perform pending an award in the arbitration proceedings.

                               ARTICLE 8

                             MISCELLANEOUS

8.1 Notices. All notices, demands, consents, approvals, waivers or other communications (each, a "Notice") given by any party hereto to any other party hereto under this Agreement shall be in writing and, unless otherwise required by law, shall be sent (a) by hand, (b) by United States Mail, certified or registered, postage prepaid, return receipt requested, or (c) by a nationally-recognized overnight carrier, in each case addressed to the party to be notified at the address for such party specified in the preamble of this Agreement, or to such other place in the continental United States as any party may from time to time designate by at least 20 days' notice to the other parties hereto. Each Notice shall be deemed to have been given on the date such Notice is actually received as evidenced by a written receipt therefor, and in the event of failure to deliver by reason of changed address of which no Notice was given or refusal to accept delivery, as of the date of such failure.

8.2 Amendment. This Agreement cannot be changed or modified, varied or altered except by an agreement, in writing, executed by each of the parties hereto.

8.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

8.4 Liability to Third Parties. Except as otherwise expressly provided in this Agreement, all expenses, debts and liabilities incurred to third parties in accordance with the terms hereof, or incurred by Crest Net directly, are and shall be obligations of, and paid by Crest Net, and RI shall not be liable for any such obligations by reason of its management, supervision or operation of any Crest Net Property.


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8.5  Indemnification.  Except for willful misconduct or gross negligence, each party shall indemnify, defend and hold harmless the other party, and their respective officers and employees, from any loss, cost, liability and expense, including, but not limited to, reasonable counsel fees, that results from a party's performance of its obligations hereunder in accordance with the terms hereof. The indemnification obligations set forth in this Section shall survive the expiration or earlier termination of this Agreement.

8.6 REIT Status. Notwithstanding anything in this Agreement to the contrary, RI shall not be entitled to receive, and Crest Net shall not be obligated to pay, any compensation otherwise payable under this Agreement to the extent that, in the opinion of RI's tax counsel, the accrual or receipt by RI of such compensation would cause RI to fail to qualify as a REIT for United States federal income tax purposes. Any amounts paid by Crest Net to RI in excess of the amount that RI is permitted to receive pursuant to this agreement shall be treated as an advance by such party, repayable by RI within five (5) business days after written demand thereof from such party with interest at the Applicable Federal Rate.

8.7 Attorneys' Fees. In the event of litigation, including arbitration, between RI and Crest Net arising out of the terms of this Agreement, the other party shall pay the reasonable legal fees, costs and expenses of the prevailing party relating to such litigation.

8.8 Entire Agreement. This Agreement, together with its exhibits and schedules, constitutes the entire agreement between RI and Crest Net relative to the subject matter hereof. Any previous agreement between the parties is superseded by this Agreement. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.

8.9 Devotion of Time; Non-Exclusivity. RI agrees to devote to the business and affairs of Crest Net and its Properties such time and to render such services as a prudent business person, in good faith, would deem necessary to conduct such business and affairs efficiently, and otherwise to keep, observe and perform fully and punctually all of its obligations under this Agreement; provided, however, that RI shall not be obligated to devote its services to Crest Net on an exclusive basis. It is expressly understood that RI may engage in any other business, investment or profession, including the construction, development, ownership, operation and management of or investment in real estate so long as such other business, investment or profession shall not adversely affect RI's performance under this Agreement.

8.10 Ownership of Materials; Confidentiality. All estimates, projections, studies, reports, charts, recommendations, surveys, plans, drawings, agreements and other data, information, documents and work in any way relating to Crest Net's Properties prepared and done by RI pursuant hereto or otherwise in the possession of RI shall be and remain the property of Crest Net. Throughout the term of this

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Agreement, RI shall promptly furnish Crest Net with accurate, current and complete copies of all such data and materials with respect to the Properties. Immediately following any termination of this Agreement, RI shall turn over to Crest Net originals, and where no originals are available, copies of all such data and materials in RI's possession, and Crest Net shall have the right to use the same without further compensation to RI. RI agrees, for itself and all persons retained or employed by RI in performing its services hereunder, to hold in strict confidence and not to use or disclose to others any confidential or proprietary information of Crest Net heretofore or hereafter disclosed to RI or to any such persons (all information obtained or provided relating to Crest Net or the Properties's financial condition or otherwise designated as such by Crest Net conclusively being deemed confidential, including, but not limited to, any data, information, plans, programs, processes, test results, costs, operations or identities of tenants which may come within the knowledge of RI in the performance of, or as a result of, its services), except where: (a) Crest Net specifically authorizes the disclosure of any information to others or such disclosure reasonably results from the performance of RI's duties hereunder; or (b) such written data or information previously and lawfully shall have been made publicly available by parties other than RI.

8.11 Relationship of the Parties. Nothing contained in this Agreement shall be deemed or construed as creating a partnership, joint venture, co-ownership, agency, or employee-employer relationship between Crest Net and RI. The relationship of RI to Crest Net is that of any independent contractor. RI and Crest Net agree not to represent to third parties a contrary relationship nor to take any action from which third parties reasonably could infer that RI and Crest Net are partners, joint venturers, co-owners, agents, or employee-employer. Any breach by Crest Net or RI of this provision shall be considered a material breach of this Agreement.

8.12 Remedies Cumulative. Except as otherwise may be expressly provided to the contrary herein, all rights, powers, privileges and remedies afforded to the parties by this Agreement shall be cumulative and in addition to, and not in substitution for or exclusive of, any other right, power, privilege or remedy provided for in this Agreement or hereafter existing at law, in equity or otherwise.

8.13 Waiver. Except as otherwise may be expressly provided to the contrary herein: (a) no failure to exercise or delay in exercising by any party hereto any right or remedy consequent upon a breach, and no failure to insist upon or delay in insisting upon the strict performance, or any provision of this Agreement shall constitute or operate as a waiver thereof or of any other right or remedy of any other provision hereof or of any subsequent breach of the same or any other provision hereof, and such party shall retain all rights and remedies provided for herein or by applicable law with respect to the same or of any subsequent act or omission which constitutes such breach or non-performance; and (b) no partial exercise of any right or

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remedy shall preclude any other or further exercise thereof or other exercise of any other right or remedy provided for herein or now or hereafter existing at law, in equity or otherwise. A waiver in one or more instances of any provision hereof shall apply to the particular instance and at the particular time only, and no such waiver shall be deemed a continuing waiver. No provision of this Agreement to be performed or complied with by any party, and no breach thereof, shall be waived, altered or terminated except by a written instrument executed by the other party. No waiver of any breach shall affect or alter this Agreement, but each and every provision of this Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach thereof. No course of dealing between the parties shall operate as waiver of any of their respective rights, powers or privileges under this Agreement.

8.14 Further Assurances. Each party to this Agreement agrees that at any time and from time to time after the date hereof it will, at its own cost and expenses, immediately following the reasonable request of the other party hereto, promptly execute, acknowledge (if necessary) and deliver, or cause to be promptly executed, acknowledged (if necessary) and delivered, such agreements, assignment, certificates, statements, instruments and documents, and promptly take, or promptly cause to be taken, such other and further steps and actions, in either case as may be required by law or as reasonably shall be deemed necessary by the other party hereto in order to more fully effected evidence or carry out the intents and purposes of this Agreement.

8.15 Invalidity of Particular Provisions. If any provision of this Agreement or the application thereof to any party or circumstance shall, for any reason or to any extent, be held to be invalid, illegal or unenforceable in any respect, the remainder of this Agreement, as well as the application to such party or circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby, and, to the extent permitted by law, this Agreement shall be legal and valid and be enforced to the fullest extent permitted by law if such invalid, illegal or unenforceable provision had never been included herein; it being intended by Crest Net and RI that each of the provisions hereof shall be severable. Moreover, it is the intention of the parties hereto that if any provision of this Agreement is capable of two constructions, one of which would render the provision void and the other of which would render the provision valid, then the provision shall have the meaning which renders it valid.

8.16  Captions; Gender and Number.

      (a) The captions contained in this Agreement: (i) have been inserted for convenience only; (ii) shall not be deemed or constructed to be part of this Agreement; (iii) do not in any way define, limit, enlarge, modify or describe the scope or intent of this Agreement; and (iv) shall not be construed as governing or otherwise affecting this Agreement or the interpretation or construction of any provision hereof.

      (b) This Agreement shall be so construed that whenever applicable the use of the singular number shall include the plural number, the use of the plural number shall include the singular number, and the use of the feminine, masculine or neuter gender shall include the other genders.

IN WITNESS WHEREOF, the parties hereto have hereunto executed this Master Management Agreement as of the date and year first above written.


                                  REALTY INCOME CORPORATION,
                                  a Maryland corporation


                                  By:
                                     --------------------------------
                                     Name:
                                     Title


                                  CREST NET LEASE, INC.,
                                  a Delaware corporation


                                  By:
                                     --------------------------------
                                     Name:
                                     Title:

                               EXHIBIT I

                              DEFINITIONS


"Acquisition Approval Notice" shall mean, with respect to any Suitable Acquisition, a notice delivered to RI that Crest Net desires to purchase such Suitable Acquisition.

"Affiliate" shall mean, as to any entity, any other entity which, directly or indirectly, is in control of, is controlled by, or is under common control with, such entity. For purposes this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") shall mean either (a) for any entity whose stock is publicly owned and traded either (i) ownership or voting control, directly or indirectly, of 50% or more of the voting stock, partnership interests or other beneficial ownership interests of the entity in question or (ii) the power to direct, whether by contract or otherwise, the management of such entity or (b) for any entity whose stock is not publicly owned and traded either (i) ownership or voting control, directly or indirectly, of 20% or more of the voting stock, partnership interests or other beneficial ownership interests of the entity in question or (ii) the power to direct, whether by contract or otherwise, the management of such entity.

"Due Diligence" shall mean, with respect to any Suitable Acquisition, all necessary or desirable due diligence to be performed with respect to the potential purchase of a Suitable Acquisition.

"Due Diligence Period" shall mean, with respect to any Suitable Acquisition, the period that commences upon the receipt by Crest Net of the last item of the Suitable Acquisition Information and terminates on the latest to occur of the (i) sixty (60) days after such commencement or (ii) thirty (30) days after Crest Net receives a Purchase Contract applicable to such Suitable Acquisition.

"Portfolio" shall mean a group of two or more Properties that must be purchased simultaneously (i.e., the seller of such Properties is unwilling to sell any one or more of the Properties in such group without simultaneously selling all the other Properties in such group).

"Property" shall mean any real estate property that might be suitable for acquisition by RI or Crest Net.

"Purchase Contract" shall mean, with respect to any Suitable Acquisition, either (i) a fully-negotiated contract of sale with respect to such Suitable Acquisition that has been presented by the seller for execution by Crest Net, or (ii) a contract of sale with respect to such Suitable Acquisition that may be terminated by Crest Net without penalty to Crest Net at any time during the Due Diligence Period applicable to such Suitable Acquisition.

"Subsidiary" shall mean any entity in which RI has at least a 50% direct or indirect ownership interest.

"Suitable Acquisition" shall mean any Property that satisfies all of the criteria set forth on Exhibit III to the Agreement, whether it is a single property, one or more properties within a Portfolio, or an entire Portfolio. The term Suitable Acquisition does not include a Property that RI, in its sole discretion, determines would fit within its own investment criteria and that RI proposes to acquire for its own Portfolio.

"Suitable Acquisition Information" shall mean, with respect to any Suitable Acquisition, the following information with respect to such Suitable Acquisition:

  (i)    the location and address of such Suitable Acquisition
         (including any maps in RI's possession), photographs of such Suitable Acquisition (to the extent such photographs are in RI's possession), a site or layout plan and a complete physical description of such Suitable Acquisition;

  (ii) a rent roll that includes all information available to RI on renewal options, termination options and "kick-outs", as well as information on recoveries;

  (iii) the price at which such Suitable Acquisition (or the Portfolio in which such Suitable Acquisition is located) is being offered by the seller, including any acquisition reserves;

  (iv) a pro forma for the current year; three years of historical operating statements that show both income and expenses to the extent such three years of historical information is in RI's possession or control; as well as a copy of RI's discounted cash flow projection and the supporting underwriting assumptions;

  (v)    a copy of current demographic information, if available;

  (vi) any term sheets, letters of intent, draft contracts of sale and due diligence materials in RI's possession or otherwise reasonably available to RI; and

  (vii) if such Suitable Acquisition is part of a Portfolio, RI's good faith determination of the fair market value of each Property in such Portfolio (the aggregate of which will equal the purchase price at which the seller is offering the applicable Portfolio).

"Terminable Defect" shall mean any of the following conditions relating to any Suitable Acquisition: (i) a material environmental liability; (ii) a material defect in the title to the Property such that title insurance cannot be obtained providing coverage against same; or (iii) a material structural defect.

                              EXHIBIT II


1.  Property Management Fee           1% of Revenue

2.  Accounting fee                    $1,000 per month

                                      Transaction fee of $250 per
                                      completed property

                                      Transaction fee of $1,000 per
                                      development property

3.  Internal Legal
    -  Hourly -
       Senior Attorney                $200
       Attorney                        150
       Attorney Assistant               85
       Secretarial                      50

4.  Computer Consultant
    -  Hourly -                       $100

5.  Acquisition Commission            2% of total cost of property
                                      acquired

6.  Benefits to be reimbursed by Crest Net

    -  401 K
    -  Health Insurance
    -  Dental Insurance
    -  Life Insurance
    -  Disability Insurance
    -  Dividends on restricted stock vested after January 1, 2000

7.  Costs to be paid by Crest Net
    -  Cellular phone
    -  Phone useage
    -  ADP payroll fee
    -  Pac Bell phone line
    -  Long distance charges
    -  Computer and software repairs and replacement
    -  Outside audit
    -  Tax preparation
    -  General comprehensive liability insurance
    -  Other insurance policies
    -  Outside legal counsel

                              EXHIBIT III

                  CREST NET LEASE TARGET INVESTMENTS


1. Net leased single tenant retail land or land and building located within the United States;

2.  Completed or to-be-built projects;

3.  Located within or in close proximity to a major MSA;

4. Leased to a national, strong regional retail company or a multi-unit franchisee of a nationally known franchise;

5. Leased for a minimum of fifteen (15) years with increases to the base rent at least every five (5) years or if leased for less than fifteen years, the current rent must be substantially below market rents and the tenant must be producing a high sales volume from the location;

6. Can be financed on an amortizing, non-recourse , non-cross collateralized basis with a relatively high degree of fixed rate leverage (target of 70-75% of the fair market value);

7. Priced at wholesale providing for a profit upon resale to a passive real estate investor.